Exhibit 99.1
April 25, 2023

Dow reports first quarter 2023 results
FINANCIAL HIGHLIGHTS
•GAAP loss per share was $0.13; operating earnings per share (EPS)1 was $0.58, compared to $2.34 in the year-ago period and $0.46 in the prior quarter. Operating EPS excludes significant items in the quarter, totaling $0.71 per share, primarily due to restructuring costs and a litigation matter.
•Net sales were $11.9 billion, down 22% versus the year-ago period, reflecting declines in all operating segments driven by slower global macroeconomic activity. Sales were flat sequentially, as gains in Performance Materials & Coatings and Packaging & Specialty Plastics offset declines in Industrial Intermediates & Infrastructure.
•Volume decreased 11% versus the year-ago period, led by a 15% decline in Europe, the Middle East, Africa, and India (EMEAI). Sequentially, volume increased by 2%, due to gains in Performance Materials & Coatings and Packaging & Specialty Plastics.
•Local price declined 10% versus the year-ago period and 4% sequentially, with declines in all operating segments and regions due to industry supply additions amidst continued soft global economic conditions.
•Currency decreased net sales by 1% year-over-year, and increased net sales by 2% sequentially.
•Equity losses were $48 million, compared to equity earnings of $174 million in the year-ago period, driven by declines at the Company’s principal joint ventures. Equity losses were $43 million in the prior quarter. Sequentially, the earnings decline was primarily driven by planned maintenance activity at Sadara.
•GAAP net loss was $73 million. Operating EBIT1 was $708 million, down $1.7 billion versus the year-ago period, with declines in all operating segments due to lower local prices and reduced operating rates to match market dynamics. Sequentially, Op. EBIT was up $107 million, primarily driven by Performance Materials & Coatings.
•Cash provided by operating activities – continuing operations was $531 million, down $1.1 billion year-over-year and down $1.5 billion compared to the prior quarter. The Company delivered cash flow conversion1 of 85% on a trailing 12-month basis.
•Returns to shareholders totaled $621 million in the quarter, including $496 million in dividends and $125 million in share repurchases.

SUMMARY FINANCIAL RESULTS

	Three Months Ended Mar 31			Three Months Ended Dec 31
In millions, except per share amounts	1Q23	1Q22	vs. SQLY [B / (W)]	4Q22	vs. PQ [B / (W)]
Net Sales	$11,851	$15,264	$(3,413)	$11,859	$(8)
GAAP Income (Loss), Net of Tax	$(73)	$1,552	$(1,625)	$647	$(720)
Operating EBIT[1]	$708	$2,419	$(1,711)	$601	$107
Operating EBIT Margin[1]	6.0%	15.9%	(990) bps	5.1%	(90) bps
Operating EBITDA[1]	$1,356	$3,171	$(1,815)	$1,255	$101
GAAP Earnings (Loss) Per Share	$(0.13)	$2.11	$(2.24)	$0.85	$(0.98)
Operating Earnings Per Share[1]	$0.58	$2.34	$(1.76)	$0.46	$0.12
Cash Provided by Operating Activities - Cont. Ops	$531	$1,612	$(1,081)	$2,078	$(1,547)
1.Op. Earnings Per Share, Op. EBIT, Op. EBIT Margin, Op. EBITDA, and Cash Flow Conversion are non-GAAP measures.
See page 6 for further discussion.
®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Dow reports first quarter 2023 results

CEO QUOTE
Jim Fitterling, chairman and chief executive officer, commented on the quarter:

“Team Dow demonstrated its agility and remained disciplined through challenging macroeconomic conditions – leveraging our structurally advantaged feedstock positions, focusing on higher-value products where demand remained resilient, and aligning our operating rates with market dynamics. Our actions to deliver $1 billion in cost savings in 2023 are progressing, reinforcing our low-cost-to-serve operating model and continuing to maximize cash flow generation. With ample liquidity and financial flexibility, execution of our strategy is on track as we advance our disciplined and balanced capital allocation priorities for long-term value creation.

“Additionally, the annual benchmarking we published today reflects our differentiated portfolio and our disciplined and balanced capital allocation track record. Focused on industry-leading cash generation, Dow delivered best-in-class free cash flow yield on a three-year average and net debt reduction since spin. We also achieved above-peer median three-year average EBITDA margins, return on invested capital, and returns to shareholders, supported by our investments in higher-return, faster-payback and lower-risk projects.”

SEGMENT HIGHLIGHTS

Packaging & Specialty Plastics

	Three Months Ended Mar 31			Three Months Ended Dec 31
In millions, except margin percentages	1Q23	1Q22	vs. SQLY [B / (W)]	4Q22	vs. PQ [B / (W)]
Net Sales	$6,114	$7,627	$(1,513)	$6,073	$41
Operating EBIT	$642	$1,234	$(592)	$655	$(13)
Operating EBIT Margin	10.5%	16.2%	(570) bps	10.8%	(30) bps
Equity Earnings	$21	$110	$(89)	$56	$(35)

Packaging & Specialty Plastics segment net sales in the quarter were $6.1 billion, down 20% versus the year-ago period. Local price decreased 11% year-over-year, as continued resilience in functional polymers was more than offset by lower polyethylene and olefin prices. Currency decreased net sales by 1%. Volume decreased 8% year-over-year, driven by lower consumer demand in EMEAI and lower Sadara export volumes due to planned maintenance activity. On a sequential basis, net sales increased by 1%, with volume gains in olefins and polyethylene partly offset by lower sales from non-recurring licensing activity.

Equity earnings were $21 million, down $89 million compared to the year-ago period, primarily due to lower integrated polyethylene margins at the Company’s principal joint ventures. Equity earnings were down $35 million on a sequential basis, primarily due to planned maintenance activity at Sadara.

Operating EBIT was $642 million, compared to $1.2 billion in the year-ago period, primarily due to lower integrated polyethylene margins. Sequentially, Op. EBIT was slightly down by $13 million as improved input costs and higher operating rates were more than offset by lower sales from non-recurring licensing activity and lower equity earnings.

Packaging and Specialty Plastics business reported a net sales decrease versus the year-ago period, as gains in functional polymers – primarily for renewable energy applications – were more than offset by lower local polyethylene prices and lower industrial and consumer packaging sales volumes in EMEAI and Asia Pacific. Sequentially, net sales decreased primarily due to non-recurring licensing activity in the prior quarter.

Hydrocarbons & Energy business reported a net sales decrease compared to the year-ago period, driven primarily by lower olefin and aromatic sales in EMEAI. Sequentially, net sales increased primarily due to higher olefin volumes in EMEAI and the U.S. & Canada.

Dow reports first quarter 2023 results

Industrial Intermediates & Infrastructure

	Three Months Ended Mar 31			Three Months Ended Dec 31
In millions, except margin percentages	1Q23	1Q22	vs. SQLY [B / (W)]	4Q22	vs. PQ [B / (W)]
Net Sales	$3,378	$4,524	$(1,146)	$3,653	$(275)
Operating EBIT	$123	$661	$(538)	$164	$(41)
Operating EBIT Margin	3.6%	14.6%	(1,100) bps	4.5%	(90) bps
Equity Earnings (Losses)	$(73)	$62	$(135)	$(96)	$23

Industrial Intermediates & Infrastructure segment net sales were $3.4 billion, down 25% versus the year-ago period. Local price decreased 6% year-over-year and currency decreased net sales by 2%. Volume was down 17% year-over-year, primarily driven by lower demand for industrial, building & construction, and consumer durables applications. On a sequential basis, the segment recorded a net sales decline of 8%, driven by lower volumes in Industrial Solutions and local price declines in Polyurethanes & Construction Chemicals.

Equity losses for the segment were $73 million, compared to equity earnings of $62 million in the year-ago period, driven by lower demand and competitive pricing pressures in MEG and propylene oxide derivatives due to supply additions in China. On a sequential basis, equity losses improved by $23 million, with better results at the Company’s principal joint ventures.

Operating EBIT was $123 million, compared to $661 million in the year-ago period, driven by lower pricing and demand as well as higher energy costs particularly in EMEAI. On a sequential basis, operating EBIT was down $41 million as lower energy costs versus the prior quarter were more than offset by lower pricing and volumes.

Polyurethanes & Construction Chemicals business reported a net sales decrease compared to the year-ago period, primarily driven by lower demand for building & construction, consumer durables, and industrial applications. Sequentially, net sales declined primarily driven by lower local price for propylene oxide and its derivatives and isocyanates.

Industrial Solutions business reported a decrease in net sales compared to the year-ago period, as resilient demand in pharmaceutical and energy end-markets was more than offset by lower demand for coatings and industrial applications. Sequentially, net sales decreased as improved demand for home care and cleaning applications was more than offset by reduced supply availability from weather-related impacts and a third-party outage, combined with lower demand in industrial end-markets.

Performance Materials & Coatings

	Three Months Ended Mar 31			Three Months Ended Dec 31
In millions, except margin percentages	1Q23	1Q22	vs. SQLY [B / (W)]	4Q22	vs. PQ [B / (W)]
Net Sales	$2,276	$3,049	$(773)	$2,058	$218
Operating EBIT	$35	$595	$(560)	$(130)	$165
Operating EBIT Margin	1.5%	19.5%	(1,800) bps	(6.3)%	780 bps
Equity Earnings	$3	$3	$—	$4	$(1)

Performance Materials & Coatings segment net sales in the quarter were $2.3 billion, down 25% versus the year-ago period. Local price decreased 12% year-over-year, primarily driven by lower local prices for siloxanes due to competitive pricing pressure from supply additions in China. Currency decreased net sales by 2%. Volume declined 11% year-over-year, with declines in both businesses and in all regions. On a sequential basis, net sales were up 11% due to improved supply availability and seasonally higher volumes for silicones and coatings in building & construction end-markets.

Dow reports first quarter 2023 results

Operating EBIT was $35 million, compared to $595 million in the year-ago period, driven by local price declines in siloxanes and lower demand for silicones and coatings applications. Sequentially, Op. EBIT increased $165 million, driven by improved supply availability, seasonally higher volumes, and reduced value-chain destocking pressure.

Consumer Solutions business reported a decrease in net sales versus the year-ago period, driven by lower local price and volumes for siloxanes that more than offset resilient demand for commercial building and construction and mobility applications. Sequentially, net sales increased as improved supply availability for siloxanes, seasonally higher demand in building & construction, and reduced value-chain destocking pressure were partly offset by lower local prices for siloxanes.

Coatings & Performance Monomers business reported a decrease in net sales compared to the year-ago period, as improved monomer supply availability and resilient demand for industrial coatings were more than offset by lower demand for architectural coatings and local price declines. Sequentially, net sales increased as seasonally higher volumes in the U.S. & Canada and EMEAI were partly offset by lower local prices.

OUTLOOK

“Looking to the remainder of the year, our consistent and disciplined execution enhances our ability to navigate the impact of higher inflation on consumer demand and soft global economic activity. We expect the benefit of our operational and cost actions to continue to build as we progress through 2023. We will remain flexible, responding quickly as conditions evolve and expect oil and gas spreads to further support our strategic cost-advantaged positions,” said Fitterling. “Importantly, the underlying long-term growth fundamentals in our market verticals remain intact, as we advance both our Decarbonize and Grow and Transform the Waste strategies to raise our underlying earnings profile by $3 billion across the economic cycle.”

Conference Call
Dow will host a live webcast of its first quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The webcast and slide presentation that accompany the conference call will be posted on the events and presentations page of investors.dow.com.

About Dow
Dow (NYSE: DOW) combines global breadth; asset integration and scale; focused innovation and materials science expertise; leading business positions; and environmental, social and governance leadership to achieve profitable growth and help deliver a sustainable future. The Company's ambition is to become the most innovative, customer centric, inclusive and sustainable materials science company in the world. Dow's portfolio of plastics, industrial intermediates, coatings and silicones businesses delivers a broad range of differentiated, science-based products and solutions for its customers in high-growth market segments, such as packaging, infrastructure, mobility and consumer applications. Dow operates manufacturing sites in 31 countries and employs approximately 37,800 people. Dow delivered sales of approximately $57 billion in 2022. References to Dow or the Company mean Dow Inc. and its subsidiaries. For more information, please visit www.dow.com or follow @DowNewsroom on Twitter.

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Dow reports first quarter 2023 results

For further information, please contact:

Investors:	Media:
Pankaj Gupta	Kyle Bandlow
pgupta@dow.com	kbandlow@dow.com
+1 989-638-5265	+1 989-638-2417

Cautionary Statement about Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements often address expected future business and financial performance, financial condition, and other matters, and often contain words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words or phrases.

Forward-looking statements are based on current assumptions and expectations of future events that are subject to risks, uncertainties and other factors that are beyond Dow’s control, which may cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements and speak only as of the date the statements were made. These factors include, but are not limited to: sales of Dow’s products; Dow’s expenses, future revenues and profitability; the continuing global and regional economic impacts of the coronavirus disease 2019 (“COVID-19”) pandemic and other public health-related risks and events on Dow’s business; any sanctions, export restrictions, supply chain disruptions or increased economic uncertainty related to the ongoing conflict between Russia and Ukraine; capital requirements and need for and availability of financing; unexpected barriers in the development of technology, including with respect to Dow’s contemplated capital and operating projects; Dow’s ability to realize its commitment to carbon neutrality on the contemplated timeframe; size of the markets for Dow’s products and services and ability to compete in such markets; failure to develop and market new products and optimally manage product life cycles; the rate and degree of market acceptance of Dow’s products; significant litigation and environmental matters and related contingencies and unexpected expenses; the success of competing technologies that are or may become available; the ability to protect Dow’s intellectual property in the United States and abroad; developments related to contemplated restructuring activities and proposed divestitures or acquisitions such as workforce reduction, manufacturing facility and/or asset closure and related exit and disposal activities, and the benefits and costs associated with each of the foregoing; fluctuations in energy and raw material prices; management of process safety and product stewardship; changes in relationships with Dow’s significant customers and suppliers; changes in consumer preferences and demand; changes in laws and regulations, political conditions or industry development; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, including the ongoing conflict between Russia and Ukraine; weather events and natural disasters; disruptions in Dow’s information technology networks and systems; and risks related to Dow’s separation from DowDuPont Inc. such as Dow’s obligation to indemnify DuPont de Nemours, Inc. and/or Corteva, Inc. for certain liabilities.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 and the Company's subsequent Quarterly Reports on Form 10-Q. These are not the only risks and uncertainties that Dow faces. There may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business. If any of those risks or uncertainties develops into an actual event, it could have a material adverse effect on Dow’s business. Dow Inc. and TDCC assume no obligation to update or revise publicly any forward-looking statements whether because of new information, future events, or otherwise, except as required by securities and other applicable laws.

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Non-GAAP Financial Measures
This earnings release includes information that does not conform to GAAP and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. Dow's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's GAAP disclosures and should not be viewed as alternatives to GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to GAAP are provided in the Selected Financial Information and Non-GAAP Measures section starting on page 11. Dow does not provide forward-looking GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP results for the guidance period.

Operating Earnings Per Share is defined as "Earnings (loss) per common share - diluted" excluding the after-tax impact of significant items.

Operating EBIT is defined as earnings (i.e., "Income (loss) before income taxes") before interest, excluding the impact of significant items.

Operating EBIT Margin is defined as Operating EBIT as a percentage of net sales.

Operating EBITDA is defined as earnings (i.e., "Income (loss) before income taxes") before interest, depreciation and amortization, excluding the impact of significant items.

Free Cash Flow is defined as "Cash provided by operating activities - continuing operations," less capital expenditures. Under this definition, Free Cash Flow represents the cash generated by the Company from operations after investing in its asset base. Free Cash Flow, combined with cash balances and other sources of liquidity, represent the cash available to fund obligations and provide returns to shareholders. Free Cash Flow is an integral financial measure used in the Company's financial planning process.

Cash Flow Conversion is defined as "Cash provided by operating activities - continuing operations," divided by Operating EBITDA. Management believes Cash Flow Conversion is an important financial metric as it helps the Company determine how efficiently it is converting its earnings into cash flow.

Operating Return on Capital (ROC) is defined as net operating profit after tax, excluding the impact of significant items, divided by total average capital, also referred to as ROIC.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended
	Mar 31, 2023	Mar 31, 2022
Net sales	$11,851	$15,264
Cost of sales	10,629	12,402
Research and development expenses	214	218
Selling, general and administrative expenses	428	498
Amortization of intangibles	81	88
Restructuring and asset related charges - net	541	186
Equity in earnings (losses) of nonconsolidated affiliates	(48)	174
Sundry income (expense) - net	79	148
Interest income	76	28
Interest expense and amortization of debt discount	185	167
Income (loss) before income taxes	(120)	2,055
Provision (credit) for income taxes	(47)	503
Net income (loss)	(73)	1,552
Net income (loss) attributable to noncontrolling interests	20	(17)
Net income (loss) available for Dow Inc. common stockholders	$(93)	$1,569
		—
Per common share data:
Earnings (loss) per common share - basic	$(0.13)	$2.12
Earnings (loss) per common share - diluted	$(0.13)	$2.11

Weighted-average common shares outstanding - basic	708.2	734.6
Weighted-average common shares outstanding - diluted	708.2	739.8

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	Mar 31, 2023	Dec 31, 2022
Assets
Current Assets
Cash and cash equivalents	$3,319	$3,886
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2023: $110; 2022: $110)	5,740	5,611
Other	2,072	2,144
Inventories	6,825	6,988
Other current assets	1,400	1,848
Total current assets	19,356	20,477
Investments
Investment in nonconsolidated affiliates	1,508	1,589
Other investments (investments carried at fair value - 2023: $1,806; 2022: $1,757)	2,815	2,793
Noncurrent receivables	627	666
Total investments	4,950	5,048
Property
Property	58,679	58,055
Less: Accumulated depreciation	38,356	37,613
Net property	20,323	20,442
Other Assets
Goodwill	8,653	8,644
Other intangible assets (net of accumulated amortization - 2023: $5,114; 2022: $5,022)	2,336	2,442
Operating lease right-of-use assets	1,257	1,227
Deferred income tax assets	995	960
Deferred charges and other assets	1,446	1,363
Total other assets	14,687	14,636
Total Assets	$59,316	$60,603
Liabilities and Equity
Current Liabilities
Notes payable	$278	$362
Long-term debt due within one year	247	362
Accounts payable:
Trade	4,575	4,940
Other	1,985	2,276
Operating lease liabilities - current	304	287
Income taxes payable	335	334
Accrued and other current liabilities	2,765	2,770
Total current liabilities	10,489	11,331
Long-Term Debt	14,739	14,698
Other Noncurrent Liabilities
Deferred income tax liabilities	744	1,110
Pension and other postretirement benefits - noncurrent	3,799	3,808
Asbestos-related liabilities - noncurrent	844	857
Operating lease liabilities - noncurrent	1,007	997
Other noncurrent obligations	6,979	6,555
Total other noncurrent liabilities	13,373	13,327
Stockholders’ Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2023: 775,463,877 shares; 2022: 771,678,525 shares)	8	8
Additional paid-in capital	8,607	8,540
Retained earnings	22,584	23,180
Accumulated other comprehensive loss	(7,065)	(7,139)
Treasury stock at cost (2023: 68,149,070 shares; 2022: 66,798,605 shares)	(3,953)	(3,871)
Dow Inc.’s stockholders’ equity	20,181	20,718
Noncontrolling interests	534	529
Total equity	20,715	21,247
Total Liabilities and Equity	$59,316	$60,603

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

In millions (Unaudited)	Three Months Ended
	Mar 31, 2023	Mar 31, 2022
Operating Activities
Net income (loss)	$(73)	$1,552
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	648	752
Provision (credit) for deferred income tax	(418)	253
Earnings of nonconsolidated affiliates less than dividends received	102	374
Net periodic pension benefit cost (credit)	(23)	7
Pension contributions	(41)	(55)
Net gain on sales of assets, businesses and investments	(49)	(6)
Restructuring and asset related charges - net	541	186
Other net loss	347	140
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	(68)	(741)
Inventories	163	(443)
Accounts payable	(631)	86
Other assets and liabilities, net	33	(493)
Cash provided by operating activities - continuing operations	531	1,612
Cash provided by (used for) operating activities - discontinued operations	4	(9)
Cash provided by operating activities	535	1,603
Investing Activities
Capital expenditures	(440)	(315)
Investment in gas field developments	(55)	(37)
Purchases of previously leased assets	(2)	(2)
Proceeds from sales of property, businesses and consolidated companies, net of cash divested	57	4
Acquisitions of property and businesses, net of cash acquired	(23)	—
Investments in and loans to nonconsolidated affiliates	—	(6)
Distributions and loan repayments from nonconsolidated affiliates	1	—
Proceeds from sales of ownership interests in nonconsolidated affiliates	—	11
Purchases of investments	(165)	(148)
Proceeds from sales and maturities of investments	512	141
Other investing activities, net	(35)	(15)
Cash used for investing activities	(150)	(367)
Financing Activities
Changes in short-term notes payable	(91)	(21)
Payments on short-term debt greater than three months	—	(14)
Proceeds from issuance of long-term debt	13	16
Payments on long-term debt	(156)	(25)
Collections on securitization programs	—	141
Purchases of treasury stock	(125)	(600)
Proceeds from issuance of stock	55	35
Employee taxes paid for share-based payment arrangements	(41)	(35)
Distributions to noncontrolling interests	(13)	(1)
Dividends paid to stockholders	(496)	(513)
Cash used for financing activities	(854)	(1,017)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(41)	(45)
Summary
Increase (decrease) in cash, cash equivalents and restricted cash	(510)	174
Cash, cash equivalents and restricted cash at beginning of period	3,940	3,033
Cash, cash equivalents and restricted cash at end of period	$3,430	$3,207
Less: Restricted cash and cash equivalents, included in "Other current assets"	111	64
Cash and cash equivalents at end of period	$3,319	$3,143

Dow Inc. and Subsidiaries
Net Sales by Segment and Geographic Region

Net Sales by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2023	Mar 31, 2022
Packaging & Specialty Plastics	$6,114	$7,627
Industrial Intermediates & Infrastructure	3,378	4,524
Performance Materials & Coatings	2,276	3,049
Corporate	83	64
Total	$11,851	$15,264
U.S. & Canada	$4,450	$5,537
EMEAI [1]	4,053	5,512
Asia Pacific	2,047	2,753
Latin America	1,301	1,462
Total	$11,851	$15,264

Net Sales Variance by Segment and Geographic Region	Three Months Ended March 31, 2023
	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior year
Packaging & Specialty Plastics	(11)%	(1)%	(8)%	(20)%
Industrial Intermediates & Infrastructure	(6)	(2)	(17)	(25)
Performance Materials & Coatings	(12)	(2)	(11)	(25)
Total	(10)%	(1)%	(11)%	(22)%
Total, excluding the Hydrocarbons & Energy business	(9)%	(2)%	(11)%	(22)%
U.S. & Canada	(11)%	—%	(9)%	(20)%
EMEAI [1]	(8)	(3)	(15)	(26)
Asia Pacific	(11)	(3)	(12)	(26)
Latin America	(11)	—	—	(11)
Total	(10)%	(1)%	(11)%	(22)%

Net Sales Variance by Segment and Geographic Region	Three Months Ended March 31, 2023
	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior quarter
Packaging & Specialty Plastics	(3)%	2%	2%	1%
Industrial Intermediates & Infrastructure	(5)	2	(5)	(8)
Performance Materials & Coatings	(5)	2	14	11
Total	(4)%	2%	2%	—%
Total, excluding the Hydrocarbons & Energy business	(5)%	2%	1%	(2)%
U.S. & Canada	(4)%	—%	6%	2%
EMEAI [1]	(4)	4	6	6
Asia Pacific	(3)	2	(12)	(13)
Latin America	(5)	—	2	(3)
Total	(4)%	2%	2%	—%
1.Europe, Middle East, Africa and India.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Operating EBIT by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2023	Mar 31, 2022
Packaging & Specialty Plastics	$642	$1,234
Industrial Intermediates & Infrastructure	123	661
Performance Materials & Coatings	35	595
Corporate	(92)	(71)
Total	$708	$2,419

Depreciation and Amortization by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2023	Mar 31, 2022
Packaging & Specialty Plastics	$320	$395
Industrial Intermediates & Infrastructure	128	150
Performance Materials & Coatings	196	200
Corporate	4	7
Total	$648	$752

Operating EBITDA by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2023	Mar 31, 2022
Packaging & Specialty Plastics	$962	$1,629
Industrial Intermediates & Infrastructure	251	811
Performance Materials & Coatings	231	795
Corporate	(88)	(64)
Total	$1,356	$3,171

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2023	Mar 31, 2022
Packaging & Specialty Plastics	$21	$110
Industrial Intermediates & Infrastructure	(73)	62
Performance Materials & Coatings	3	3
Corporate	1	(1)
Total	$(48)	$174

Reconciliation of "Net income (loss)" to "Operating EBIT"	Three Months Ended
In millions (Unaudited)	Mar 31, 2023	Mar 31, 2022
Net income (loss)	$(73)	$1,552
+ Provision (credit) for income taxes	(47)	503
Income (loss) before income taxes	$(120)	$2,055
- Interest income	76	28
+ Interest expense and amortization of debt discount	185	167
- Significant items	(719)	(225)
Operating EBIT (non-GAAP)	$708	$2,419

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Mar 31, 2023
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$(120)	$(93)	$(0.13)
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(551)	(436)	(0.61)	Cost of sales ($28 million); R&D ($1 million); SG&A ($11 million); Restructuring and asset related charges - net ($541 million), offset by Sundry income (expense) - net ($30 million)
Litigation related charges, awards and adjustments [5]	(177)	(138)	(0.19)	Cost of sales
Indemnification and other transaction related costs [6]	9	9	0.01	Sundry income (expense) - net
Income tax related items [7]	—	57	0.08	Provision (credit) for income taxes
Total significant items	$(719)	$(508)	$(0.71)
Operating results (non-GAAP)	$599	$415	$0.58

Significant Items Impacting Results for the Three Months Ended Mar 31, 2022
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$2,055	$1,569	$2.11
Less: Significant items
Digitalization program costs	(41)	(32)	(0.04)	Cost of sales ($38 million); R&D ($1 million); SG&A ($2 million)
Restructuring, implementation costs and asset related charges - net [8]	(10)	(8)	(0.01)	Cost of sales ($7 million); R&D ($2 million); SG&A ($1 million)
Russia / Ukraine conflict charges	(186)	(142)	(0.19)	Restructuring and asset related charges - net
Indemnification and other transaction related costs [6]	12	12	0.01	Sundry income (expense) - net
Total significant items	$(225)	$(170)	$(0.23)
Operating results (non-GAAP)	$2,280	$1,739	$2.34
1."Income (loss) before income taxes."
2."Net income (loss) available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings (loss) per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program. Also includes certain gains and losses associated with previously impaired equity investments.
5.Includes a loss associated with legacy agricultural products groundwater contamination matters.
6.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
7.Related to deferred tax assets in a foreign jurisdiction partially offset by a remeasurement of uncertain tax positions.
8.Restructuring charges, asset related charges and costs associated with implementing the Company's 2020 Restructuring Program.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Dec 31, 2022
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$865	$613	$0.85
Less: Significant items
Digitalization program costs	(76)	(64)	(0.09)	Cost of sales ($62 million); R&D ($2 million); SG&A ($12 million)
Restructuring, implementation costs and asset related charges - net [4]	(9)	(7)	(0.01)	Cost of sales ($7 million); R&D ($1 million); SG&A ($1 million)
Russia / Ukraine conflict charges [5]	68	56	0.08	Restructuring and asset related charges - net
Litigation related charges, awards and adjustments [6]	381	288	0.40	Sundry income (expense) - net
Indemnification and other transaction related costs [7]	7	7	0.01	Sundry income (expense) - net
Total significant items	$371	$280	$0.39
Operating results (non-GAAP)	$494	$333	$0.46
1."Income before income taxes."
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Restructuring charges, asset related charges and costs associated with implementing the Company's 2020 Restructuring Program.
5.Partial reversal of certain asset related reserves recorded in the first quarter of 2022 related to the conflict between Russia and Ukraine.
6.Related to a gain associated with a legal matter with Nova Chemicals Corporation and a gain related to an adjustment of the Dow Silicones breast implant liability.
7.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.

Reconciliation of Free Cash Flow	Three Months Ended
In millions (Unaudited)	Mar 31, 2023	Mar 31, 2022
Cash provided by operating activities - continuing operations (GAAP)	$531	$1,612
Capital expenditures	(440)	(315)
Free Cash Flow (non-GAAP)	$91	$1,297

Reconciliation of Cash Flow Conversion	Three Months Ended
In millions (Unaudited)	Jun 30, 2022	Sep 30, 2022	Dec 31, 2022	Mar 31, 2023
Cash provided by operating activities - continuing operations (GAAP)	$1,856	$1,940	$2,078	$531
Operating EBITDA (non-GAAP)	$3,059	$1,863	$1,255	$1,356
Cash Flow Conversion (Operating EBITDA to cash flow from operations) (non-GAAP)	60.7%	104.1%	165.6%	39.2%
Cash Flow Conversion - trailing twelve months (non-GAAP)				85.0%